Exhibit 3

RIO HAN EMPREENDIMENTOS E PARTICIPAÇÕES S.A.

CNPJ No. 07.689.002/0001-89
NIRE 35.300.325.761

MINUTES No 001/2006 – BOOK 001 OF THE MEETING OF THE BOARD OF DIRECTORS
HELD ON MARCH 31, 2006, EFFECTIVE AS OF APRIL 1ST , 2006

On March 31, 2006, at 1:00 p.m., at the head offices of Embraer, located at Av. Brigadeiro Faria Lima, No. 2,170, in the City of São José dos Campos, State of São Paulo, a Meeting of the Board of Directors of Embraer – Empresa Brasileira de Aeronáutica S/A, was held and presided over by the Chairman Mr. Maurício Novis Botelho, and the members of the Board of Directors, Messrs. Vitor Sarquis Hallack, Boris Tabacof, Claudemir Marques de Almeida, Eduardo Salomão Neto, Hermann H. Wever,  José Reinaldo Magalhães, Neimar Dieguez Barreiro, Paulo César de Souza Lucas,  Samir Zraick and Wilson Carlos Duarte Delfino, according to the signatures affixed in the Book of Presence, to resolve on the following Agenda: 1) appointment of the Officers of the Company; 2) approval and adhesion to the Policy for Disclosure of Relevant Information and Preservation of Confidentiality; 3) approval of all acts and measures adopted by Embraer’s management in relation to the ADR Program; 4) ratification of the contracting of the financial institution that will render book-entry share services to the Company; and (5) approval of the appointment of independent auditors of the Company, according to the proposal of the Executive Committee, subject to ratification by the Conselho Fiscal.

Firstly, the Chairman informed that the Extraordinary General Shareholders’ Meeting of Embraer – Empresa Brasileira de Aeronáutica S.A. (“Embraer”) and of the Company approved the proposed Merger of Embraer with and into the Company, effective as of April 1, 2006 (the “Merger”), as set forth in the respective Protocol of Merger and Justification of EMBRAER – Empresa Brasileira de Aeronáutica S.A. with and into Rio Han Empreendimentos e Participações S.A. The Chairman also informed the members of the Board of Directors that, as a result of the Merger, the Board of Directors of the Company, as of April 1, 2006, will be composed as follows: Maurício Novis Botelho, Vitor Sarquis Hallack, Boris Tabacof, Claudemir Marques de Almeida, Eduardo Salomão Neto, Hermann H. Wever, José Reinaldo Magalhães, Neimar Dieguez Barreiro, Paulo César de Souza Lucas,  Samir Zraick and Wilson Carlos Duarte Delfino, having the Chairman and the Director Vitor Sarquis Hallack been respectively elected as President and Vice-President of the Board of Directors.

To allow the continuity of the activities of Embraer and the Company, the members of the Board of Directors decided to hold this meeting before the date on which the Merger becomes effective, in order to resolve on the above mentioned matters.

Upon submission of the first item of the Agenda to voting, the members of the Board of Directors discussed and unanimously elected the candidates indicated by the President of the Board of Directors to compose the Executive Committee, for a term of office effective as of April 1, 2006 and until the Annual General Shareholders’ Meeting to be held in 2009, the members also approved the titles for each Officer; the Executive Committee of Embraer is composed as follows: Maurício Novis Botelho, Brazilian, married, engineer, bearer of the Identity Card (RG) No. 01.641.893-1 IFP/RJ, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 044.967.107-06, resident and domiciled in the city of São Paulo, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Chief Executive Officer; Antonio Luiz Pizarro Manso, Brazilian, married, engineer, bearer of the Identity Card (CRE) No. RJ-017617/D, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 067.464.467-00, resident and domiciled in the city of São Paulo, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Vice-corporate Executive Officer; Arthur Aparecido Valério Coutinho, Brazilian, married, engineer, bearer of the Identity Card (RG) No.4.120.097-4-SSP/SP, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 547.844.338-72, resident and domiciled in the city of Taubaté, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Industrial Transactions Vice-Executive Officer;  Frederico Pinheiro Fleury Curado, Brazilian, judicially separated, engineer, bearer of the Identity Card (RG) No. 15.227.738-SSP/SP, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 267.002.121-20, resident and domiciled in the city of São José dos Campos, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Vice Executive Officer for the Civil Aviations Market; Horácio Aragonés Forjaz, Brazilian, divorced, engineer, bearer of the Identity Card (RG) No. 4.400.867-3-SSP/SP, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No. 740.357.388-91, resident and domiciled in the city of São José dos Campos, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Vice Executive Officer of Business Communications; Luiz Carlos Siqueira Aguiar, Brazilian, judicially separated, economist, bearer of the Identity Card (RG) No. 06.213.468-9-IFP/RJ, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No.  785.375.927-49, resident and domiciled in the city of São Paulo, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Vice Executive Officer for the Defense Market and Government; Satoshi Yokota, Brazilian, married, engineer, bearer of the Identity Card (RG) No. 2.645.668-SSP/SP, enrolled with the Brazilian Taxpayers’ Registry CPF/MF under No.  000.027.632-49, resident and domiciled in the city of São José dos Campos, State of São Paulo, with offices at Avenida Brigadeiro Faria Lima, 2170, in the City of São José dos Campos, State of São Paulo, as Engineering and Development Vice Executive Officer; all Officers having been invested in their seats upon execution of the respective instruments of investiture to be drawn up in the appropriate book. After that, the Board of Directors decided that the attributions of the Officers elected hereby shall be those as established in their individual “Description of Attributions”, which, initialized by the Chairman and by the Secretary, shall be filled with the documentation of the Board. Additionally, the Board decided that the Vice-corporate Executive Officer shall accumulate the attributions as Investor Relations Officer of the Company. The officers elected hereby declared not to be disqualified for the exercise of business activities and not to have incurred in any of the crimes mentioned in article 147 of Law No 6.404/76. Following the items of the Agenda, the Board approved all terms of thePolicy for Disclosure of Relevant Information and Preservation of Confidentiality and the Policy for Trading of Securities issued by the Company, according to the copies previously provided to the Board members. All members of the Board of Directors delivered to the Secretary a copy of their respective Terms of Adhesion to such policies. Immediately after that, the Board of Directors: (i) ratified all actions taken by the management and authorized the practice of all other acts, as well as the preparation and execution of all documents and agreements necessary to comply with the requirements of the applicable Brazilian and U.S. legislation, including the presentation of all necessary documents to the Comissão de Valores Mobiliários – CVM, Bolsa de Valores de São Paulo –

BOVESPA, SEC and NYSE, including, without limitation, the Registration Statement on Form F-4 and its respective amendments and supplements filed with SEC, and the Supplemental Listing Application filed with the NYSE; (ii) approved the execution, by the Company, as successor in interest to Embraer, of the Amended and Restated Deposit Agreement, with the depositary bank of the American Depositary Receipts program (“ADRs”) and with the ADRs holders, as well as the preparation and execution of any other documents and/or agreements necessary for the implementation and registration, by the Company, of the ADRs program with the SEC, CVM and the Central Bank of Brazil. After that, the Board unanimously approved the contracting, by the Company, of Banco Itaú, as the financial institution to render services of book-entry shares to the Company. Finally, the Board unanimously appointed, pursuant to item IX of article 142 of Law 6.404/76, Deloitte Touche Tohmatsu Auditores Independentes, with head offices in the City of São Paulo, State of São Paulo, at Rua José Guerra, 127, enrolled before CNPJ/MF under No 49.928.567/0001-11, as the independent auditor of the Company, responsible for the certification of its internal controls, in accordance with the proposal of the Executive Committee (doc. 1) which, certified by the Desk, shall be filed at the head offices of the Company, provided, however, that the validity of such resolution is subject to the ratification thereof by the Conselho Fiscal. There being no further business, the Chairman declared that the meeting was adjourned and I, Flavio Rímoli, as Secretary, drew these minutes, which were signed by everyone present.

São José dos Campos, March 31, 2006

Maurício Novis Botelho	Vitor Sarquis Hallack
President	Vice-President

Boris Tabacof	Claudemir Marques de Almeida
Board member	Board member

Eduardo Salomão Neto	Hermann H. Wever
Board member	Board member

José Reinaldo Magalhães	Neimar Dieguez Barreiro
Board member	Board member

Paulo César de Souza Lucas	Samir Zraick
Board member	Board member

Wilson Carlos Duarte Delfino	Flávio Rímoli
Board member	Secretary